Press Release	Source: Spatializer Audio Laboratories Inc.

Spatializer Audio Laboratories, Inc. Narrows Loss in Third Quarter

Wednesday November 12, 6:30 am ET

Transitioning Accounts and Licensee Product Schedules Continues to Impact Performance Which is Expected to Continue Through Year End

SANTA CLARA, Calif., Nov. 12 /PRNewswire-FirstCall/ — Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ — News) today announced its financial results for the third quarter ended September 30, 2003.

Revenue decreased to $341,000 in the three months ended September 30, 2003 from $481,000 in the comparable period last year, a decrease of 29%. Revenue in the nine-months ended September 30, 2003 decreased to $925,000 from $1,392,000 in the comparable period last year.

Net loss increased to ($107,000) (-31% of revenues), ($0.00) per share, in the three months ended September 30, 2003 from net income $11,000 (1% of revenues), $0.00 per share in the comparable period last year. Net loss increased to ($393,000) (-42% of revenue), ($0.01)per share, in the nine-months ended September 30, 2003 from net income of $35,000 (3% of revenue), $0.00 per share in the comparable period last year.

The decline in revenue resulted from the expiration of a licensing agreement with a major computer account in January 2003 and the effects of outsourcing by our existing DVD player accounts to manufacturers in China and other manufacturers who decline to pay for such software or with whom the Company does not have licensing arrangements. In addition, replacement revenues from new licensing arrangements were delayed due to licensee rescheduling of certain new product introductions with Spatializer technology due to supply-chain issues, or lost due to cost pressure on manufacturers and disruption to engineering development at customer sites in China by the SARS epidemic earlier in the year.

The increased net loss for the three and nine-month periods are primarily the result of the decrease in revenue. In addition, additional legal and reporting burdens imposed by the Sarbanes-Oxley Act resulted in higher public company related expenses over the prior year.

At September 30, 2003, the Company had $657,000 in cash and cash equivalents as compared to $859,000 at December 31, 2002. The decrease in cash and cash equivalents is attributed to the net loss, partially offset by collections on accounts receivable. The Company had working capital of $869,000 at September 30, 2003 as compared with working capital of $1,125,000 at December 31, 2002.

“We were able to narrow our loss in the third quarter, as compared with our prior quarter as one of our former licensee’s business transitioned to a third party supplier which is a Spatializer licensee,” stated Henry R. Mandell, Chairman and Chief Executive Officer of Spatializer Audio Laboratories. “Our performance this year continues to be negatively impacted by the effects of the intense pressure on manufacturers to reduce their costs. Often, manufacturers must compete on price alone and desirable features and functionality are eliminated to achieve this objective. This has particularly been the case in the DVD player segment, where we have been traditionally strong.”

Mandell continued, “We have been working diligently on broadening our penetration into the personal audio, cell phone and AV Receiver markets where the competitive pressure and market forces are less acute. This diversification is crucial to the future success of our Company. In addition, we have restructured our licensing operation such that I directly interface with our sales organizations in Japan and Korea where we believe we have not been maximizing our share of the market. Further, we will be moving to lower cost offices in Silicon Valley and in general, have simplified our organization and its cost structure so that we can nimbly seize upon commercial opportunities during dynamic change. We expect to realize savings of approximately $400,000 on an annualized basis, beginning in the latter part of the fourth quarter of 2003.”

Mandell concluded, “We have a game plan in place that we believe can lead us to renewed profitability in 2004. It will be a tough slog, but this is a tough business for all who compete in it. We will be announcing new licensing deals in the next few months that have been finalized. We expect to penetrate some new and profitable high-volume markets. We have a lean structure, a relevant product line-up and a commercial mindset that we believe uniquely positions us to weather this dynamic environment.”

About Spatializer

Spatializer Audio Laboratories Inc. is a leading developer, licensor and marketer of next-generation technologies for the consumer electronics, computing and entertainment industries. The company’s advanced audio technology is incorporated into consumer electronics audio and video products from global brand leaders including Toshiba, JVC, Panasonic, Sony, Samsung, Sharp and Sanyo, among others. Spatializer common stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Santa Clara, CA, with executive offices in Westlake Village, CA and marketing offices in Tokyo, Japan. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, and by contacting the company’s Investor Relations Department at 408-296-0600 or by writing to investor@spatializer.com.

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this background news release, including the comments by Mr. Mandell in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to competition and pricing pressures, delays in new product development, dependence on new technology and intellectual property, the continued need for additional capital, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, and other risks detailed from time to time in the company’s periodic reports and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark are trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (C) 2003 Spatializer Audio Laboratories, Inc.

SPATIALIZER AUDIO LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$656,991	$858,725
Accounts Receivable	326,944	499,023
Prepaid and Deposits	106,245	82,920
Total Current Assets	1,090,180	1,440,668
Property and Equipment, net	45,823	70,842
Intangible Assets, Net	189,608	225,859
Other Assets	—	8,471
Total Assets	$1,325,611	$1,745,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes Payable to Related Party	$44,169	$112,500
Accounts Payable	40,738	39,027
Accrued Wages and Benefits	58,358	108,771
Accrued Expenses and Taxes	77,567	55,682
Total Current Liabilities	220,832	315,980
Notes Payable to Related Party, Long Term	68,331	—
Commitments and Contingencies
Series B-1, Redeemable Convertible Preferred shares, $.01 par value, 1,000,000 shares authorized, 102,762 shares issued and outstanding at September 30, 2003 and December 31, 2002	1,028	1,028
Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 47,406,939 shares issued and outstanding at September 30, 2003 and December 31, 2002	474,070	474,070
Additional Paid-In Capital	46,402,704	46,402,704
Accumulated Deficit	(45,841,354)	(45,447,942)
Total Shareholders’ Equity	1,035,420	1,428,832
Total Liabilities and Shareholder’s Equity	$1,325,611	$1,745,840

SPATIALIZER AUDIO LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	For the Three Month		For the Nine Month
	Period Ended		Period Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

Revenues:
Royalty and Product Revenues	$341,339	$480,851	$924,619	$1,391,963
Cost of Revenues	35,147	37,977	93,586	105,898
Gross Profit	306,192	442,874	831,033	1,286,065
Operating Expenses:
General and Administrative	193,293	211,681	585,830	529,725
Research and Development	122,145	97,532	333,289	340,572
Sales and Marketing	93,488	122,309	295,180	378,634
	408,926	431,522	1,214,299	1,248,931
Operating Profit (Loss)	(102,734)	11,352	(383,266)	37,134
Interest Income	1,444	2,585	5,908	9,152
Interest Expense	(2,812)	(2,813)	(10,634)	(8,438)
	(1,368)	(228)	(4,726)	714
Income (Loss) Before Income Taxes	(104,102)	11,124	(387,992)	37,848
Income Taxes	(2,400)	—	(5,420)	(2,400)
Net Income (Loss)	$(106,502)	$11,124	$(393,412)	$35,448
Basic/Diluted Earnings (Loss) Per Share	$(0.00)	$0.00	$(0.01)	$0.00
Weighted Average Shares Outstanding	47,406,939	47,406,939	47,406,939	47,406,939